EXHIBIT 99

FOR IMMEDIATE RELEASE

Contact:

Judy Wawroski

First Vice President

International Bancshares Corporation

(956) 722-7611 (Laredo)

INTERNATIONAL BANCSHARES CORPORATION ANNOUNCES

COMPLETION OF REPURCHASE OF $45 MILLION OF TARP PREFERRED STOCK

LAREDO, TX,  November 2, 2012 - International Bancshares Corporation (“IBC”), today announced that yesterday it completed the repurchase of 45,000 shares of the preferred stock it issued to the U.S. Department of the Treasury under the Troubled Asset Relief Program Capital Purchase Program on December 23, 2008. IBC paid the U.S. Treasury a total of $45 million of the remaining $176 million of the $216 million it received under the Capital Purchase Program, plus an accrued dividend of $475,000.

“We are pleased to make this partial repurchase of the TARP preferred stock while still retaining our strong capital position and without issuing any common stock or incurring any Company debt.  The Company intends to repurchase the remaining TARP preferred stock on or before June 30, 2013; however, the speed with which the Company retires the remaining shares of the preferred stock will depend upon the Board’s view of the present and expected economic conditions, “ said Dennis E. Nixon, Chairman and President of IBC.

Our pro forma capital ratios following the repurchase of $45 million of the TARP preferred stock continue to significantly exceed the regulatory standards for the Company and each of its subsidiary banks to be categorized as well-capitalized.  The following table outlines the Company’s reported capital ratios at June 30, 2012 and as adjusted to reflect the partial repurchase of the preferred stock:

	As of June 30, 2012
	Actual	As Adjusted for Series A Preferred Repurchase

Total Capital to Risk Weighted Assets	24.29%	22.92%
Tier 1 Capital to Risk Weighted Assets	23.15%	21.75%
Tier 1 Capital to Average Assets	12.83%	12.07%

The Company has paid a total of $39,646,111 in preferred stock dividends to the U.S. Treasury since December of 2008, when the Company received the funds under the Capital Purchase Program, including the $475,000 dividend payment made yesterday.

IBC (NASDAQ:IBOC - News) is an $11.6 billion multi-bank financial holding company headquartered in Laredo, Texas, with 215 facilities and over 335 ATMs serving 88 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward-looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml or IBC’s website at http://www.ibc.com.